                                   EXHIBIT 11

                               FIFTH THIRD BANCORP
                 COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
                         FOR THE YEARS ENDED DECEMBER 31
             ($ and share data in thousands, except per share data)

                                                         2002        2001        2000       1999      1998
                                                         ----        ----        ----       ----      ----
Net Income                                            $1,633,973   1,093,031   1,140,493   946,607   806,910
                                                      ======================================================

Earnings per share:
  Weighted average number of shares outstanding (a)      580,327     575,254     565,686   562,041   558,534
                                                      ======================================================

  Per share (net income divided by the weighted
   average number of shares outstanding)              $     2.82        1.90        2.02      1.68      1.44
                                                      ======================================================

Earnings per diluted share:
  Net income                                          $1,633,973   1,093,031   1,140,493   946,607   806,910
  Add - Interest on 6% convertible subordinated
   notes due 2028 and preferred dividends,
   net of applicable income taxes                            580       5,500       7,308     7,308     3,944
                                                      ------------------------------------------------------

  Adjusted net income                                 $1,634,553   1,098,531   1,147,801   953,915   810,854
                                                      ======================================================

  Adjusted weighted average number of shares
   outstanding - after giving effect to the
   conversion of stock options, convertible
   subordinated notes and preferred dividends (a)        592,020     591,316     578,973   575,895   571,085
                                                      ======================================================

  Per share (adjusted net income divided by
   the adjusted weighted average number of
   shares outstanding)                                $     2.76        1.86        1.98      1.66      1.42
                                                      ======================================================

(a) Per share amounts and average shares outstanding have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid July 14, 2000 and April 15, 1998.